PBF Logistics Closes Acquisition of East Coast Storage Assets

PARSIPPANY, NJ - October 1, 2018 - PBF Logistics LP (NYSE:PBFX, the “Partnership” or “PBF Logistics”) today announced the completion of the previously announced acquisition of CPI Operations LLC. The assets acquired include a storage facility and other idled assets located on the Delaware River near Paulsboro, New Jersey (the “East Coast Storage Assets”). The total consideration of $107.0 million includes an initial payment at closing of $75.0 million, plus working capital, with the balance being payable one year after closing.

Commenting on the acquisition, Matt Lucey, PBF Logistics Executive Vice President, said, “The ongoing execution of our strategic plan continues to deliver meaningful accretive growth for the Partnership. The acquisition of the East Coast Storage Assets also strategically positions the Partnership for the upcoming International Maritime Organization’s low-sulfur fuel specification change in 2020 by adding significant marine-accessible storage assets to our portfolio. The marine facilities are capable of handling a range of material from finished petroleum products and residual fuel oils to heavy, high-sulfur refinery feedstocks and increase synergy opportunities with our sponsor, PBF Energy.” Mr. Lucey continued, “We welcome the Crown Point employees to the PBF Logistics’ family and look forward to driving further accretive growth for the Partnership.”

The East Coast Storage Assets include a storage facility with approximately four million barrels of multi-use storage capacity, of which over 50 percent is heated storage, an Aframax-capable marine facility, a rail facility, a truck terminal, equipment, contracts and other assets. With close proximity to the Paulsboro refinery, the assets are expected to provide synergy opportunities with the Partnership’s sponsor, PBF Energy. The Partnership expects to invest approximately $8.5 million over the next two years in projects to enhance facility capabilities and expects to achieve run-rate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $15.5 million at the end of 2020.

Non-GAAP Financial Measures
PBFX Reconciliation of Amounts under U.S. GAAP to annualized run-rate EBITDA (unaudited, in millions)

Reconciliation of East Coast Storage assets and associated projects related Forecasted Net Income to annualized run-rate EBITDA:

(in millions)	East Coast Storage Assets
Forecasted net income	$6.1
Add: Depreciation and amortization expense	4.5
Add: Interest expense, net and other financing costs	4.9
Annualized run-rate EBITDA	$15.5

Annualized run-rate EBITDA the East Coast Storage Assets assumes the completion of all related capital projects and full run-rate throughput. The identified organic growth capital projects associated with the acquisition are capable to generate incremental revenue for PBFX above the acquired base assets. The organic projects and the execution of the related contracts are expected to be completed with the assets operating at full run-rate volumes by the end of 2020.

The Partnership defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership’s management believes that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. EBITDA should not be considered an alternative to net income, income from operations, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Forward-Looking Statements
This press release contains forward-looking statements (as that term is defined under the federal securities laws) made by the Partnership and its management. Such statements are based on current expectations, forecasts and projections, including, but not limited to, anticipated financial and operating results, plans, objectives, expectations and intentions that are not historical in nature. Forward-looking statements should not be read as a guarantee of future performance or results, and may not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking statements are based on information available at the time, and are subject to various risks and uncertainties, including risks relating to the securities markets generally, the impact of adverse market conditions impacting PBFX’s logistics and other assets, the possibility that the Partnership may not consummate the proposed acquisitions, the Partnership’s plans for financing the proposed organic projects, and other risks inherent in PBFX’s business. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see PBFX’s filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter-ended June 30, 2018. Forward-looking statements reflect information, facts and circumstances only as of the date they are made. The Partnership assumes no responsibility or obligation to update forward-looking statements except as may be required by law.

PBF Logistics LP
PBF Logistics LP, headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy Inc. to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994